ADVANCED REMOTE COMMUNICATION SOLUTIONS, INC.
                      10675 Sorrento Valley Road, Suite 200
                           San Diego, California 92121

                            NOTICE OF ANNUAL MEETING
                                 OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 29, 2002

     The Annual Meeting of the Shareholders ("Annual Meeting") of Advanced Remote Communication Solutions, Inc., a California corporation ("ARCOMS" or the "Company"), will be held at the office of the Company's subsidiary, Enerdyne Technologies, Inc., 1935 Cordell Court, El Cajon, California 92020 on August 29, 2002, at 10:00 a.m. for the following purposes:

     1. To elect five  directors of the  Company,  all of whom shall serve until
        the  2003  Annual   Meeting  of   Shareholders   (and  until  the
        election  and qualification of their successors);
     2. To consider and act upon a proposal to ratify and approve an amendment to the Company's 1996 Stock Option Plan increasing the number of available shares to 7,500,000; and
     3. To consider and act upon any other matters which may properly come before the Annual Meeting and any adjournment thereof.

The Board of Directors has fixed the close of business on July 2, 2002 as the record date for the determination of the holders of the Company's capital stock entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. Regardless of whether you plan to attend the Annual Meeting, please sign and date the enclosed Proxy and return it as promptly as possible in the enclosed pre-addressed and postage paid envelope. The prompt return of Proxies will ensure a quorum and save the Company the expense of further solicitation. Any shareholder returning the enclosed Proxy may revoke it prior to its exercise by voting in person at the Annual Meeting or by filing with the Secretary of the Company a written revocation or duly executed Proxy bearing a later date.

By Order of the Board of Directors,

Brandon L. Nixon
Chief Executive Officer, Chairman
San Diego, California
July 22, 2002

                  Advanced Remote Communication Solutions, Inc.
                      10675 Sorrento Valley Road, Suite 200
                           San Diego, California 92121

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 29, 2002
I.  PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by or on behalf of the Board of Directors ("Board") of Advanced Remote Communication Solutions, Inc., a California corporation (the "Company"), for use at the Company's 2002 Annual Meeting of Shareholders to be held on August 29, 2002 at the office of the Company's subsidiary, Enerdyne Technologies, Inc., 1935 Cordell Court, El Cajon, California 92020 at 10:00 a.m., and at any and all adjournments thereof (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

Any shareholder may revoke his or her proxy by delivering written notice of revocation to the Secretary of the Company at its principal office, 10675 Sorrento Valley Road, Suite 200, San Diego, California 92121, by delivery of a proxy bearing a later date, or by attendance at the Annual Meeting and voting in person.

This Proxy Statement and the Annual Report of the Company for the year ended December 31, 2001 will be mailed on or about July 22, 2002, to each shareholder of record as of the close of business on July 2, 2002.

The solicitation of proxies is being made by use of the mails. The cost of preparing, assembling and mailing these proxy materials will be paid by the Company. Following the mailing of this Proxy Statement, directors, officers and regular employees of the Company may solicit proxies by mail, telephone, telegraph or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Company's capital stock of record will be requested to forward proxy soliciting material to the beneficial owners of the shares, and will be reimbursed by the Company for their reasonable out-of-pocket expenses incurred in forwarding these materials.

At the Annual Meeting, the holders of common stock and preferred stock vote together as a single class to elect two directors. The remaining three directors will be elected by the holders of C-1, C-2 and C-3 preferred stock as provided in the Company's Articles of Incorporation.

When your proxy is returned properly signed, the shares represented will be voted in accordance with your directions. Where specific choices are not indicated, proxies will be voted in favor of the two persons nominated to be directors in Proposal One and in favor of Proposal Two. If a proxy indicates that a shareholder or nominee abstains from voting or that shares are not to be voted on a particular proposal, the shares will not be counted as having been voted on that proposal, and those shares will not be reflected in the final tally of the votes cast with regard to that proposal, although such shares will be counted as in attendance at the Annual Meeting for purposes of determining a quorum. Additionally, broker non-votes are not counted as votes cast on any matter to which they relate.

The presence at the Annual Meeting in person or by proxy of the holders of a majority of the shares of capital stock(1) entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business.
________________________
(1) Capital stock - Capital stock when used in this Proxy refers to 21,231,627 shares of no par value common stock and an aggregate of 11,018.25 shares of preferred stock (351.25 shares of Series B preferred stock, which may be exchanged into Series C-3 preferred stock prior to the date of the Annual Meeting, 6,667 shares of Series C-1 preferred stock and 4,000 shares of Series C-2 preferred stock) which are entitled to vote 12,372,204 shares on an "as converted" basis as set forth in the Company's Articles of Incorporation.

Holders of common stock are entitled to one vote per share and holders of preferred stock are entitled to vote shares on an "as converted" basis as set forth in the Company's Articles of Incorporation on matters brought before the Annual Meeting and to cumulate votes for the election of directors. Shareholders holding common stock and shareholders holding preferred stock, voting together as a single class on a "as converted" basis, will vote for the two directors as shown on the proxy card in Proposal One and for Proposal Two. Holders of Series C-1 and C-2 preferred stock, voting together as a single class, will be entitled to elect two additional members of the Company's Board of Directors at the Annual Meeting, their nominees are listed under "Nominees". Holders of Series C-3 preferred stock will be entitled to elect one additional member of the Company's Board of Directors at the meeting. The Series C3 preferred stock's nominee is listed under "Nominees". In total five directors have been nominated for election at the Annual Meeting.

A shareholder may not cumulate votes unless the shareholder has announced at the Annual Meeting the intention to do so before the voting has begun, but if any shareholder makes such an announcement, all shareholders may cumulate votes. Cumulative voting rights entitle a shareholder to give one nominee as many votes as are equal to the number of directors to be elected, multiplied by the number of shares owned by the shareholder, or to distribute his or her votes as the shareholder sees fit among the nominees for whom they are voting. For each class entitled to vote on one or more directors, the nominees receiving the highest number of votes will be elected.

An affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required for approval of Proposal Two.

Directors and officers beneficially own approximately 36% of the outstanding shares of capital stock. The directors and officers have indicated that to the extent they have voting rights, they intend to vote for each of the nominees for director and in favor of Proposal Two.

The Company had 21,231,627 shares of common stock outstanding at the close of business on July 2, 2002 and the holders of 11,018.25 shares of preferred stock are entitled to vote 12,372,204 shares on an "as converted" basis as set forth in the Company's Articles of Incorporation. Holders of record of shares of the capital stock at the close of business on July 2, 2002 will be entitled to notice of and to vote at the Annual Meeting. Holders of preferred stock will be entitled to notice of and to vote the number of shares as set forth in the Company's Articles of Incorporation at the Annual Meeting.

The Company has made an Exchange Offer to the holders of Series B preferred stock to exchange their shares of Series B to Series C-3 preferred stock. If all of the holders of Series B preferred stock exchange their shares to Series C-3 preferred stock, at the date of the exchange there will be a total of 11,820.35 shares of preferred stock entitled to vote 11,926,903 shares of common stock on an "as converted" basis. In addition, the Exchange Offer allows the holders of Series B preferred stock who exchange their Series B preferred stock to Series C-3 preferred stock, to purchase a total of 257.95 additional shares of Series C-1 preferred stock at a purchase price of $300 per share and an additional
154.75 shares of Series C-2 preferred stock at $500 per share. The additional shares of C-1 and C-2 preferred stock, if purchased by the holders of Series B preferred stock, would allow the holders to vote an additional 412,700 shares of common stock on an "as converted" basis.

II.  Securities Ownership of Certain Beneficial Owners and Management

Set forth below is certain information concerning the ownership of the Company's capital stock as of July 2, 2002 by (i) all persons known to the Company to be beneficial owners of more than 5% of the outstanding capital stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company, and (iv) all executive officers and directors of the Company as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, the persons named have sole voting and investment power with respect to the securities owned by them.




                         % OF CERTAIN BENEFICIAL OWNERS

Name and Address                       Number of Common Shares            Percent of
of Shareholder(1)                      Beneficially Owned                 Outstanding Capital Stock

Irene Shinsato                              2,373,075 (2)                       7
Post Office Box 2495
La Jolla, CA  92038

Jon S. Gilbert                              3,108,300 (3)                       9
1298 Prospect Street
La Jolla, CA  92037

Scott T. Boden                              2,373,075 (4)                       7
Post Office Box 57
La Jolla, CA  92038

Housatonic Micro Fund SBIC, L.P.            8,072,328(5)                       22
88 Kearny Street
San Francisco, CA  94108

Lexington Funding LLC                       4,034,041(6)                       11
9350 Wilshire Boulevard
Beverly Hills, CA  90212

                        SECURITY OWNERSHIP BY MANAGEMENT

Brandon L. Nixon (7)                           250,000                           1
Michael L. Silverman                         3,544,837                          10
Mohammed G. Abutaleb                           619,125                           2
Joseph M. Niehaus                            8,072,328(8)                       22
Harvey Gettleson                                     0
Andrew Werth                                    35,000                           *
Daniel V. Flanagan                              35,000                           *
Douglas Dwyre                                   35,000                           *
Dean Kernus                                     56,000                           *
Charles J. Drobny, Jr.                         308,857 (9)                       1
John R. Westgarth                               40,000                           *
All Directors and Executive
Officers as a group
(11 persons) (10)                           12,996,147                          36%
_____________________

(1) The address for all directors and executive officers is 10675 Sorrento Valley Road, Suite 200, San Diego, California 92121.
(2) Includes 244,225 warrants and 663,500 options. All the securities are in trusts for which Ms. Shinsato is a trustee.
(3)      Shares are held in a family trust of which Mr. Gilbert is a trustee.
(4) Includes 244,225 warrants and 663,500 options. The shares are held in family trusts for which Mr. Boden is a trustee, excepting for 100,000 warrants which are held in trust for minor children. Mr. Boden is not a trustee of this trust and disclaims beneficial ownership.
(5) Housatonic Micro Fund SBIC, L.P. ("Housatonic") holds Series C-1 and C-2 preferred stock which is convertible into 8,072,328 shares of common stock. The shares shown are on an "as converted" basis and are held by Housatonic.
(6) Lexington Funding LLC holds Series B, Series C-1 and Series C-2 preferred stock which are convertible into a total of 4,034,041 shares of common stock.
(7) Mr. Nixon is a non voting partner of Housatonic. In May 2002, Mr. Nixon received a stock option grant of 3,000,000 shares, which vests monthly and was issued outside of the ARCOMS 1996 stock option plan.
(8) Mr. Neihaus is a general partner of Housatonic Micro Partners SBIC, L.L.C and has voting power of the preferred stock held by Housatonic (see note 5). The shares shown are on an "as converted" basis.
(9) 240,000 of the shares are represented by restricted stock granted under an agreement, and the remaining 68,857 shares were issued under the terms of an employment agreement.
(10) Includes shares issuable upon the exercise of options and warrants within 60 days of July 2, 2002, as follows:
         Mr. Nixon                           250,000 shares
         Mr. Silverman                       150,000
         Mr. Abutaleb                         78,000
         Mr. Dwyre                            35,000
         Mr. Flanagan                         35,000
         Mr. Werth                            35,000
         Mr. Kernus                           56,000
         Mr. Drobny                            6,000
         Mr. Westgarth                        40,000

*     Less than 1%

III. Election Of Directors (Proposal No. 1 on Proxy Card)

The persons named below have been nominated by management for election as directors of the Company to serve until the 2003 Annual Meeting of Shareholders or until their respective successors are duly elected and qualify.

Unless otherwise instructed, the enclosed proxy will be voted for election of the nominees listed below, except that the persons designated as proxies reserve full discretion to cast their votes for another person recommended by management in the unanticipated event that any nominee is unable to or declines to serve. The Company's Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

Name of Nominee            Age              Position with the Company
Brandon L. Nixon (1)                38               Chairman, Director
                                                     Chief Executive Officer

Joseph M. Niehaus (1)               39               Director

Harvey Gettleson   (2)              49               Director

Michael L. Silverman                57               Director

Mohammed G. Abutaleb                44               Director, President,
                                                     Innovative Communications
                                                     Technologies, Inc.

(1) Mr. Nixon and Mr. Niehaus have been nominated as directors by the holders of Series C-1 and C-2 preferred stock as outlined in the Company's Articles of Incorporation. The holders of Series C-1 and C-2 preferred stock have indicated that they intend to vote in favor of the election of Mr. Nixon and Mr. Niehaus.

(2) In anticipation of the conversion of the Series B preferred stock held by Lexington Funding LLC into Series C-3 preferred stock, Mr. Gettleson has been nominated as director as outlined in the Company's Articles of Incorporation.

Mr. Nixon joined the Company as Chairman and Chief Executive Officer in May 2002. Prior to joining the Company he was a General Partner with Housatonic Partners, a private equity investment firm, where he founded the firm's communications practice. Prior to Housatonic Partners, Mr. Nixon was Vice
President  and  General  Manager  of  Cirrus  Logic's  infrastructure   products
business. He has also held engineering, marketing and general management positions with Hewlett-Packard, Texas Instruments and SAIC. Mr. Nixon holds a Bachelor of Science degree in computer engineering from the University of California, San Diego and a Master of Business Administration degree from Stanford University. He also serves on the board of directors of several private companies.

Mr. Niehaus joined Housatonic Partners as a General Partner in 2001. He was employed as a Managing Director from 1993 until early 2001 at Hellman & Friedman LLC before joining Housatonic Partners. Mr. Niehaus holds a Bachelor of Arts degree from Dartmouth College and a Master of Business Administration degree from Harvard University. He also serves on the boards of directors of several private companies. He became a director of the Company in May 2002.

Mr. Gettleson is the Chief Operating Officer of Lexington Ventures, LLC. An attorney and CPA, Mr. Gettleson formerly was the managing partner of the Business Management Group at Ernst & Young LLP. He serves as a board member/strategic advisor to several Lexington Ventures companies including Firstream, Intermedia Advertising Group/RewardTV.Com, Omnipod and Vidius. Mr. Gettleson graduated with a PhD with Distinction and Phi Beta Kappa from Monteith College at Wayne State University. He also received his Juris Doctorate degree in a joint program with the Schools of Law and Business of Wayne State University. He became a director of the Company in May 2002.

Mr. Silverman formed Boatracs, Inc. in 1990 ("Old Boatracs") and served as its Chairman, Chief Executive Officer, President and a director from its inception until the merger of Old Boatracs with the Company (the "Merger") on January 12, 1995, at which time he assumed the same positions with the Company. Mr. Silverman served the Company as President and Chief Executive Officer from the date of the Merger until October 1997 and again from November 1999 until May 2002. He continues to serve as a director. Since January 2001, Mr. Silverman has served as a director of S.V.I. Holdings, Inc., a publicly traded retail software company. Mr. Silverman is a Chartered Accountant (South Africa) and received a Master of Business Administration degree from Stanford University.

Mr. Abutaleb joined the Company in September 1999 upon the merger of Innovative Communications Technologies, Inc. ("ICTI") and the Company. Mr. Abutaleb co-founded ICTI in 1989. Previously, Mr. Abutaleb was employed by COMSAT Corporation and Fairchild Industries. While working for these companies, he held technical and technical management positions. Mr. Abutaleb received a Master of Science degree in Electrical Engineering from the University of Maryland with an emphasis in communications and semiconductor physics. He was appointed a director of the Company in November 1999.

There are no family relationships between any of the Company's directors and officers. As part of the recapitalization transaction described in "Certain Transactions," certain "Key Holders" of the capital stock of the Company signed a Voting Agreement, agreeing to vote in favor for Proposal Two. The Key Holders hold a total of 5,155,103 shares of common stock and 12,106,369 shares of Series B, Series C-1 and Series C-2 preferred stock on an "as converted" basis. In addition, the holders of common stock representing 3,982,838 shares and holders of Series B, Series C-1 and Series C-2 preferred stock, representing 12,106,369 voting shares on an "as converted" basis, have agreed to elect Michael Silverman to the Board of Directors. There are no other arrangements or understandings between any director or executive officer and any other person pursuant to which any person has been elected or nominated as a director or executive officer. Mr. Werth served as a consultant during 2001 for a fee of $6,500 per quarter. All directors and executive officers serve for a term of one year until the next Annual Meeting of Shareholders.

During the year ended December 31, 2001, the Board of Directors held four meetings where all directors were present except Mr. Major who did not attend two meetings. During 2001, the Company had a Compensation Committee of the Board of Directors consisting of John Major, Chairman, and Andrew Werth. Mr. Major resigned as a Director of the Company in March 2002. The Compensation Committee's primary function is to establish compensation for employees and effect promotions. During 2001, the Audit Committee of the Board of Directors consisted of Daniel Flanagan, Chairman, John Major and Doug Dwyre. The Audit Committee advised the Board as to the selection of the Company's independent accountants, reviewed with the independent accountants the accounting principles and practices followed by the Company and the adequacy thereof, approved the Company's annual audit and financial results and any material change thereto and made recommendations to the Board regarding such matters. The Audit Committee adopted the "ARCOMS Audit Committee Charter" in 2000, a copy of which was attached as Exhibit-99 in the Proxy Statement dated April 9, 2001. The Board does not have a standing Nominating Committee. During 2001, the Compensation Committee and the Audit Committee each met twice.

Independent Public Accountants

Audit Fees

The aggregate fees paid by the Company to its independent accounting firms for professional services rendered in connection with the audit of the Company's annual financial statements for the year ended December 31, 2001 and for the reviews of the Company's quarterly financial statements included in its quarterly reports on Form 10-QSB for the year ended December 31, 2001 was $113,000.

Replacement of Independent Accountants

In July 2001, the Company approved the engagement of KPMG LLP ("KPMG") as its independent accountants replacing Deloitte and Touche LLP ("Deloitte and Touche"). In March 2002, the Company dismissed KPMG and engaged Singer Lewak Greenbaum & Goldstein LLP ("SLGG") as its independent accountants for the year ended December 31, 2001.

In connection with the audits of the Company's financial statements for the previous years ended December 31, 2000, 1999 and 1998 and in connection with the review of the subsequent interim period ending March 31, 2001, there were no disagreements with Deloitte and Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. The accountant's reports of Deloitte and Touche on the financial statements of the Company did not contain any adverse opinion or disclaimer of opinion, nor were they qualified to audit scope, or accounting principles; however, the accountant's report for the year ended December 31, 2000 was qualified as to the uncertainty that ARCOMS would continue as a going concern.

In connection with the audit of the Company's financial statements for the year ended December 31, 2001 the Company determined that the cost of the audit, which was in progress by KPMG, had become excessive. On March 20, 2002, the Audit Committee recommended and the Board of Directors of the Company approved, the dismissal of KPMG as the Company's independent accountants prior to completion of the audit.

During the audit of the year ended December 31, 2001, KPMG informed the Company that information had come to its attention related to capitalized software and revenue recognition on licensing agreements, that if further investigated, may materially impact the fairness or reliability of the Company's 2001 financial statements. These conditions remained unresolved at the time KMPG was dismissed. The Company's new accountants, SLGG, addressed these conditions during its conduct of the audit of the year ended December 31, 2001. As a result of the audit, Company recorded the adjustments necessary to ensure that its accounting for software development costs and revenue on licensing agreements are compliant with generally accepted accounting principles. These adjustments required the Company to amend the quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001. These amended forms 10-QSB reflected the fact we should have recognized one particular time-based license arrangement ratably over the term of the agreement due to its specific earnings process, rather than recognizing the entire fee upon receipt. In addition, these amended forms 10-QSB reflect the restatement of certain software development costs from capitalized software costs to research and development costs.

In connection with the uncompleted audit of the year ended December 31, 2001 and review of the interim periods ended June 30, 2001 and September 30, 2001, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. Nor, except to the extent discussed below, were there any reportable events within the meaning of Item 304 (a) (1) (v) of Regulation S-K for the interim periods ended June 30, 2001 and September 30, 2001, and the fiscal year ended December 31, 2001.

KPMG also informed the Company that they noted certain matters involving the Company's internal controls and its operations that they considered to be reportable conditions under standards established by the American Institute of Certified Public Accountants. The reportable conditions are related to:

(a)      timely performance of account analysis; and
(b)      the   design  and   operation   of   internal   controls   in  place
         related   to  the   documentation   and  communication  of establishing
         technological feasibility in connection with Statement of Financial Accounting Standards No. 86.

In addition, the Company's new accountants, Singer Lewak Greenbaum and Goldstein LLP ("SLGG") also informed the Company of a reportable condition as outlined in
(b) above.

The Company had not consulted with any other independent auditors regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or (ii) the type of audit opinion that might be rendered on the Company's financial statements.

Financial Information Technology Service, Design and Implementation Fees

During the year ended December 31, 2001, the Company did not retain the services of Deloitte & Touche, KPMG nor SLGG to consult on information technology issues.

All Other Fees

During the year ended December 31, 2001, the Company paid a total of $49,000 in other fees to Deloitte & Touche and KPMG for the preparation of the Company's tax returns.

During the year ended December 31, 2001 there were no payments made to outside accountants for nonaudit services, other than the preparation of the Company's tax return, and as a consequence neither the Board nor the Audit Committee considered whether such services were compatible with maintaining the independence of the Company's principal accounting firms.

Executive Officers

In addition to those listed above, the following individuals are also executive officers:

Name                      Age             Position with the Company

Charles J. Drobny, Jr.    51              Chief Operating Officer,
                                          Boatracs Division
Dean B. Kernus            43              Chief Financial Officer, Secretary

John R. Westgarth         37              President, Enerdyne Technologies, Inc.

Mr. Drobny joined the Company effective November 1997 as Vice President, Application Development when the Company purchased Boatracs Gulfport ("Gulfport"). In June 2000, he became Chief Operating Officer of the Boatracs Division. Mr. Drobny founded Gulfport in September 1993. Prior to 1993, Mr. Drobny was Vice President and General Manager of Genesis Systems in Bay St. Louis, Mississippi, a manufacturer of marine information systems.

Mr. Kernus joined the Company in February 2000 as Chief Financial Officer. Prior to joining the Company, Mr. Kernus was Vice President of Corporate and Project Accounting for SeaWest WindPower, Inc., and an Audit Manager with McGladrey and Pullen, LLP and with PricewaterhouseCoopers. His experience includes mergers and acquisitions and business development. In public accounting, Mr. Kernus concentrated on high technology and real estate companies. Mr. Kernus holds a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania and is a Certified Public Accountant.

Mr. Westgarth joined the Company in January 2001 as President of Enerdyne. From 1999 to January 2000, Mr. Westgarth was a marketing and strategy consultant for a number of high technology companies. From 1998 to 1999, he was Vice President of Marketing at Gyyr Inc., a division of Odetics Corporation. From 1995 to 1998, Mr. Westgarth held the position of Vice President of Marketing of CBS Corporation (formerly Westinghouse Electric Corporation). Mr. Westgarth holds a Bachelor of Science degree in Business Administration from California Polytechnic State University and holds both a Master in Business Administration degree and a Master of Arts degree in Asian Studies from Cornell University.

IV. Executive Compensation

Executive Compensation

The following table sets forth for the years indicated certain compensation of the Company's Chairman and the persons occupying the office of Chief Executive Officer and the Company's executive officers who actually earned or who were paid on a basis of more than $100,000 in salary and bonuses in such years.



SUMMARY COMPENSATION TABLE
                                                                                   No. of shares
                                                  Annual         Other             underlying
       Principal Position           Year          Salary         Compensation (1)  Options

        Michael L. Silverman         2001        $180,000        $3,760              100,000
        Chairman, CEO &              2000         141,101         2,625
        President  (2)               1999         120,242         1,615              200,000


        Charles J. Drobny, Jr. (3)   2001        $180,000        $2,574               30,000
        Chief Operating Officer,     2000         185,671         2,626
        Boatracs                     1999         153,997         1,320

        Mohammed G. Abutaleb         2001        $149,450        $2,745              190,000
        President, ICTI (4)          2000         120,000         2,700              100,000
                                     1999          50,000                             50,000

        John R. Westgarth            2001        $131,923        $1,509              300,000
        President, Enerdyne (5)

        Dean B. Kernus (6)           2001        $120,000        $2,781               40,000
        Chief Financial Officer      2000          94,811         2,733              125,000

________________

(1) Other compensation represents the Company match to the 401k plan and group life insurance.

(2) Mr. Silverman has been the President and Chief Executive Officer of the Company since November 1999 until May 2002 and previously from inception until October 1997. He also served as Chairman of the Board of Directors until May 2002. He continues to serve as a director. The Company entered into an employment agreement with Mr. Silverman effective January 1, 1995. Under the agreement, Mr. Silverman's annual base compensation was $100,000 subject to increases at the Board's discretion. The employment agreement automatically renewed for successive one-year periods unless terminated, and was terminable by the Company at any time for good cause as defined in the agreement. As a result of the transaction described in "Certain Transactions", Mr. Silverman resigned as chairman of the Company's Board of Directors as well as the position as chief executive officer and president and the employment agreement was terminated.

(3) Mr. Drobny became Vice President effective November 1, 1997 when the Company acquired Boatracs Gulfport ("Gulfport"). In connection with the Company's purchase of Gulfport in November 1997, the Company entered into a four-year employment agreement with Mr. Drobny. Under the terms of the employment agreement, Mr. Drobny was paid base compensation of $150,000 for two years commencing November 1, 1997 and $180,000 for the following two years. Mr. Drobny could receive, at his election, up to $30,000 per year in the form of shares of the Company's common stock for the first two years, and up to $60,000 per year in the form of shares of common stock for the second two years. The salary shown for 2000, 1999 and 1998 above includes $30,000 which Mr. Drobny has received in salary to purchase Company stock. The employment agreement expired in October 2001. In June 2000, Mr. Drobny became Chief Operating Officer of the Boatracs division.

(4) Mr. Abutaleb joined the Company as President of ICTI in September 1999 as a consequence of the acquisition of his company, ICTI.

(5) Mr. Westgarth joined the Company in January 2001 at which time the Company entered into an employment contract with him. Under the agreement Mr. Westgarth's salary at the commencement of employment was $140,000 per year. In addition he received 150,000 shares of Company stock as a signing bonus, to be vested at the rate of 20% after six months, an additional 20% after one year and 20% per year thereafter. He also received an option to purchase 200,000 shares of Company common stock under the Company's stock option plan at fair market value to vest over five years. Mr. Westgarth is to receive, as an incentive, a percentage of base salary, commencing at 25%, if earnings before interest, taxes, depreciation and amortization ("EBITDA") at Enerdyne reaches $2 million, and reaching 75% of base salary if EBITDA at Enerdyne reaches $4 million. Additionally, Mr. Westgarth will receive a bonus if Enerdyne is sold commencing at 5% of the sale price if the selling price is in excess of $12 million and reaching 10% of the sales price if the selling price is in excess of $20 million.

(6) Mr. Kernus joined the Company in February 2000.


The following table sets forth the information concerning individual grants of stock options and appreciation rights during the last fiscal year to the Company's Chief Executive Officer and the executive officers of the Company who earned more than $100,000 last year.

OPTION GRANTS IN LAST FISCAL YEAR
(Individual Grants)
                                    Number        Percent of                          Potential Realizable Value at
                                 of Securities   Total Options                        Assumed Annual Rates of Stock
                                  Underlying      Granted to    Exercise              Price Appreciation for Option(1)
                                   Options      Employees in     Price     Expira-                term
Name                               Granted #      Fiscal year   ($/Share)     tion            5%                10%


Michael Silverman                   100,000           5%         $0.41       2006          $11,328          $25,031
Charles J. Drobny                    30,000           2%         $0.69       2008            8,427           19,638
Mohammed G. Abutaleb                 50,000           3%         $0.69       2008           14,045           32,731
                                     40,000           2%         $0.31       2008            5,048           11,764
                                    100,000           5%         $0.37       2008           15,063           35,103
John R. Westgarth                   200,000          10%         $0.75       2008           61,065          142,308
                                    100,000           5%         $0.37       2008           15,063           35,103
Dean B. Kernus                       30,000           2%         $0.69       2008            8,427           19,638
                                     10,000           1%         $0.37       2008            1,506            3,510


(1) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

The following table sets forth the information concerning each exercise of stock options during the last fiscal year by the Company's Chief Executive Officer and the executive officers of the Company who earned more than $100,000 last year, and the fiscal year end value of unexercised options.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                                                 Number Of
                                                 Securities         Value Of
                                                 Underlying         Unexercised
                       Shares                    Unexercised        In-The-Money
                       Acquired                  Options            Options
                       On            Value       At FY-End          At FY-End
                       Exercise     Realized     Exercisable/       Exercisable/
Name                                   ($)       Unexercisable     Unexercisable

Michael L.Silverman      0           0           100,000/200,000     $0/$0

Charles J. Drobny, Jr.   0           0           0/30,000            $0/$0
Mohammed G. Abutaleb     0           0           40,000/300,000      $0/$8,000
John R. Westgarth        0           0           0/300,000           $0/$4,000
Dean B. Kernus           0           0           25,000/140,000      $0/$400

Compensation Committee Interlock and Insider Participation

During fiscal year 2001, Michael Silverman, an officer and director of the Company, attended Compensation Committee meetings concerning executive officer compensation.

Director Compensation

Non-employee directors currently receive stock options to purchase common stock of the Company as compensation for Board meetings. Non-employee directors also receive options for serving on the Audit and Compensation committees. Mr. Boden received 25,000 options to purchase common stock of the Company exercisable at $.35 in August 2001, Messrs. Dwyre, Flanagan and Werth each received 35,000 options to purchase common stock of the Company exercisable at $.35 in August 2001 and Mr. Major received 45,000 options to purchase common stock of the Company exercisable at $.35 in August 2001. As a result of the Company's recapitalization (see Certain Transactions), Messrs. Boden, Dwyre, Flanagan and Werth resigned in May 2002. Mr. Major resigned in March 2002.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon a review of the copies of such forms furnished to the Company and information involving securities transactions of which the Company is aware, the Company believes that during the year ended December 31, 2001, all its executive officers, directors and greater than 10% beneficial shareholders complied with Section 16(a) filing requirements except for Mr. Kernus who filed Form 5 several days late in 2001.

V.  Certain Transactions

The Company has a number of contractual relationships with QUALCOMM, which owns 1,172,265 shares (3%) of the outstanding common stock.

The Company entered into a License and Distribution Agreement (the "Distribution Agreement") dated June 13, 1990, which grants the Company certain exclusive rights to distribute QUALCOMM's OmniTRACS System for marine applications in the coastal waters of the United States and the Atlantic and Pacific Oceans. This Distribution Agreement has been amended from time to time. The Distribution Agreement has an initial term of five years and three five-year extensions. The Company exercised its first two extensions in 1995 and 2000, extending the agreement through 2005.

Under the Distribution Agreement, the Company is required to comply with "minimum purchase requirements" annually. In accordance with an amendment to the Distribution Agreement, the Company and QUALCOMM agreed that commencing January 1, 2000 and annually thereafter, the required minimum purchase requirements would be mutually agreed upon by QUALCOMM and the Company, except that for each subsequent annual period thereafter, the Company would purchase an additional number of units equal to at least ten percent (10%) of the minimum purchase requirement for the immediately preceding year. On March 7, 2002, QUALCOMM asserted that the Company was in default of the "minimum purchase requirements" for 2001. The Company directed QUALCOMM's attention to the applicable amendment to the Distribution Agreement and had invited QUALCOMM to enter into negotiations for the purpose of agreeing upon the minimum purchase requirements. The Company had, also under protest, issued a purchase order to QUALCOMM for a sufficient number of units to comply with QUALCOMM's demand in order to preserve the Company's rights, which was rejected by QUALCOMM. The Company and QUALCOMM then entered into good faith negotiations in an attempt to agree to minimum purchase requirements without prejudice to the parties' respective asserted positions.

On June 3, 2002, the Company executed an amendment to the Distribution Agreement (the "Amendment") and paid QUALCOMM $500,000 in order to reinstate ARCOMS' exclusivity rights under the Distribution Agreement. The exclusivity was reinstated through September 30, 2002 without any additional purchase requirements. In accordance with the Amendment, ARCOMS released QUALCOMM and waived any existing or future claims, liabilities, or arguments contesting the number of units to be purchased to meet the minimum purchase requirements for maintaining exclusivity under the Distribution Agreement for 2003 and all prior years. The Amendment also defined the revised minimum purchase requirements under the Distribution Agreement.

In September 2001, the Company issued 35,851 shares of common stock to Chuck Drobny, the Chief Operating Officer of the Boatracs division, under the terms of an Employment Agreement effective November 1997 and in reliance on Section 4 (2) of the Securities Act of 1933. The shares were valued at an average price of $.84 each.

In May and June 2001, the Company borrowed from Mr. Michael Silverman, Chief Executive Officer and Chairman of the Board of Directors, $60,000 and $20,000, respectively. Interest was accrued at 10% and both loans were repaid in full within 60 days of the loan date.

Mr. Werth, a director of the Company, was engaged as a consultant during 2001 and was paid a total of $26,000 in consulting fees. Mr. Werth resigned as a director in May 2002.

On May 31, 2002, the Company entered into an agreement (the "Stock Purchase Agreement") with two private companies (the "Purchasers"). Under the Stock Purchase Agreement, the Company sold an aggregate of 10,667 shares of two newly designated classes of the Company's preferred stock, having a total aggregate purchase price of $4,000,000 to the Purchasers pursuant to a private placement exempt from registration under the Securities Act. In addition, the Company has offered all existing holders of its Series B preferred Stock to exchange such shares for shares of a third newly designated class of its preferred stock. The holders of all classes of the preferred stock are entitled to receive, when and if declared by the Board of Directors, cumulative cash dividends, in preference and priority to dividends on any junior stock at 10% per annum. In addition, each share of the newly designated classes of preferred stock is convertible into common stock at various conversion prices and may be adjusted for certain recapitalization events.

As part of the transaction described above, Mr. Silverman resigned as chairman of the Company's Board of Directors as well as the position as chief executive officer and president, and four of the remaining five members of the Company's Board of Directors resigned as directors. In addition, three new directors were appointed to the Company's Board of Directors, one of whom, Mr. Nixon, was also appointed Chairman of the Company's Board of Directors. In addition, the Stock Purchase Agreement grants the investors the exclusive right, exercisable by delivery of written notice to the Company during the period from August 2, 2002 through June 1, 2003 to purchase the assets of the Company's Boatracs division at a purchase price as defined in the Stock Purchase Agreement. In the event that the investors exercise their option to purchase Boatracs' assets, they may tender their shares of Series C preferred stock toward the purchase price, which shall be valued at their original purchase price plus accrued but unpaid dividends thereon.

In conjunction with the Stock Purchase Agreement, the Company also entered into an employment contract with Mr. Nixon, the chief executive officer, in accordance with which and upon the approval of the Board of Directors, the Company granted the executive nonstatutory stock options to purchase 3,000,000 shares of the Company's common stock.

VI. Approval of Amendments to 1996 Stock Option Plan (Proposal No.2 on Proxy
Card)

The Board of Directors has approved an amendment to the 1996 Stock Option Plan (the "Plan") to increase the shares authorized under the Plan to 7,500,000. Prior to this amendment there were 6,000,000 shares authorized under the Plan. A summary of the Plan follows, but shareholders should read the entire Plan attached to this Proxy Statement as Appendix I for a full understanding of the Plan.

Options and Shares

Shares purchased upon exercise of options granted under the Plan may be composed of authorized and unissued shares. If an option granted under the Plan expires or is otherwise terminated prior to exercise, the shares subject to that option will become available for future grants under the Plan. The total number of shares subject to outstanding options under the Plan or under any other stock option or similar plan may not exceed 30% of the total number of shares of common stock outstanding on the date of the grant of any option under the Plan.

Administration

The Plan is administered by the Board of Directors or by a committee designated by the Board consisting of at least two directors who are not also employees of the Company (the "Committee"). Through 2001, the Committee consisted of John Major and Andrew Werth. The structure of the Committee may be changed as necessary to comply with any future changes in tax or securities laws or regulations. For convenience, the following summary refers to the Committee as the administering body under the Plan, although the Plan may be administered by the Board as a whole. The Committee has authority consistent with the provisions of the Plan to establish the terms of the stock options granted, to establish rules and regulations appropriate for Plan administration and to interpret and make determinations under the Plan.

Stock Options and Participation

Options issued under the Plan may be either incentive stock options ("Incentive Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-qualified stock options ("Non-Qualified Options"). The differences between these options are discussed below. Persons who receive options pursuant to the Plan are referred to as either "optionees" or "grantees."

The Committee may grant Non-Qualified Options to any person who has or has agreed to have any of the following relationships ("Relationships") with the Company or any of its subsidiaries: officer, director, employee or consultant. The Committee may grant Incentive Options only to employees (including officers or directors who are employees) of the Company or any of its subsidiaries. The amendment of the Plan may benefit the current executive officers and directors of the Company; however, because of the discretionary nature of the Plan, the Company cannot at this time determine the amount of benefit to any particular executive officer or director or to all executive officers and directors as a group.

Incentive Options granted under the Plan will expire 10 years after the grant date. Options may terminate prior to their expiration date if the Relationship between the optionee and the Company terminates prior to the expiration date (see below). Incentive Options and Non-Qualified Options issued to persons who own more than 10% of the outstanding common stock of the Company on the date of the grant will expire 5 years after the grant date.

All options granted under the Plan will be exercisable as the Committee or Board determines. Despite the preceding sentence, all options will be exercisable at a minimum as follows: 20% of the shares subject to the option ("option shares") may be purchased beginning on the first anniversary after the grant date and an additional 20% of the shares will become available for purchase after each successive one year anniversary. Accordingly, all option shares will be available for purchase (to the extent not previously purchased) on the fifth anniversary of the grant date. Once an option is exercisable, an optionee may exercise all or any part of the option which is then exercisable.

The exercise price of Incentive Options must be at least 100% of the fair market value of the common stock on the grant date, or at least 110% of the fair market value in the case of Incentive Options granted to a person who owns more than 10% of the outstanding common stock. The purchase price for shares subject to a Non-Qualified Option must be at least 85% of the fair market value of the common stock on the grant date. Non-Qualified options granted to a person holding more than 10% of the outstanding common stock must have a purchase price of at least 110% of the fair market value of the common stock on the grant date. A grantee exercising a Non-Qualified Option must pay the exercise price plus any withholding tax due at the time of exercise. This amount may be paid in cash or in shares of the common stock valued at the then current fair market value of such shares, or a combination of both. The Committee may in its discretion allow other forms of payment.

Options granted under the Plan may not be transferred or assigned except upon the death of the optionee, by will or by the laws of descent. Upon the termination of an optionee's Relationship with the Company by reason other than death or disability, his or her Non-Qualified Options will automatically terminate 30 days from the date the Relationship terminates and his or her Incentive Options will terminate three months from the date of termination. During the applicable post-termination period, the optionee may exercise his or her options to the extent the options were exercisable on the date of termination of the Relationship. The optionee will also be entitled to exercise a percentage of the options that are not yet exercisable as determined by a formula based on the length of service during each period that the options become exercisable.

Unless the Committee expressly determines otherwise, any Non Qualified Options granted to a person whose Relationship with the Company terminates because of death or disability will terminate six months after the date of death or disability. Any Incentive Option will terminate one year after the date of death or disability. (If an option would have expired before the expiration of such period, it will terminate on its natural expiration date.) The options will be exercisable during the applicable exercise period to the extent they were exercisable on the date of death or disability. The optionee will also be entitled to exercise a percentage of the options that are not yet exercisable as determined by a formula based on the length of service during each period that the options become exercisable. If the Relationship is terminated by death, the option may be exercised by the heir or devisee of the optionee.

These and other terms and conditions of the options will be reflected in an agreement entered into between the Company and the optionee at the time an option is granted to the optionee.

Term and Amendment

The Plan became effective December 7, 1995 and will terminate February 8, 2004 or when all shares available under the Plan have been distributed. The Board of Directors may modify or discontinue the Plan at any time, but no modification may adversely affect any outstanding grant unless the recipient of that grant gives written consent. Amendments which (i) materially increase the benefits accruing to participants under the Plan, (ii) increase the number of shares of common stock which may be issued under the Plan, or (iii) materially modify the requirements as to eligibility for participation in the Plan, will require shareholder approval unless such changes are required to comply with federal or state securities laws.

Adjustments

The number of shares available under the Plan and the number and the exercise price of shares underlying outstanding options will be adjusted appropriately in the event of a merger, reorganization, reclassification, stock split, stock dividend or other similar transaction which affects all shares of common stock.

If the Company dissolves, sells all of its assets or merges with another company where the Company is not the surviving company, the Plan and each outstanding option will terminate. In that event, the surviving or acquiring company may at its election issue to the optionees under the Plan comparable replacement options to purchase common stock in the surviving or acquiring company. If the surviving or acquiring company does not issue replacement options, all options then outstanding under the Plan will become fully exercisable immediately before the effective date of the transaction, even if those options would not have otherwise been fully exercisable as of the date of the transaction.

Certain Federal Income Tax Consequences

The following is a summary of the federal income tax consequences to both the grantee and the Company of options granted under the Plan. Because tax laws vary in their applicability to different individuals, and because they are subject to change at any time, the Company urges persons granted options under the Plan to seek advice from their own tax advisers concerning the options.

Incentive Options. The Company believes that Incentive Options granted under the Plan will qualify as incentive stock options under Section 422 of the Code. The following summarizes the principal federal income tax aspects of Incentive Options.

In general, an optionee does not recognize income at the time an Incentive Option is granted or at the time it is exercised. If the optionee does not sell or otherwise dispose of the shares received upon exercise of an Incentive Option either within two years from the grant date or one year from the exercise date, the optionee will recognize capital gain or loss when the optionee disposes of the shares. The gain or loss will be measured by the difference between the exercise price and the sale price of the shares.

If the optionee sells or disposes of shares acquired upon exercise of an Incentive Option before the expiration of either of the one-year or two-year holding periods described above (a "disqualifying disposition"), the difference between the exercise price and the fair market value of the shares at the time of exercise will be taxable as ordinary income in the year the shares were sold. In most situations, a disqualifying disposition of the shares acquired upon exercise causes part of the profit realized upon sale to be taxed as ordinary income rather than as capital gain. For most taxpayers, this means a higher tax rate and a loss of the ability to offset some of the gain against other capital losses.

The Company will not be allowed a deduction for federal income tax purposes at the time of the grant or exercise of an Incentive Option. To the extent any optionee recognizes ordinary income as a result of a disqualifying disposition, the Company will generally be entitled to an offsetting deduction of the amount recognized by the employee as ordinary income.

Non-Qualified Options. An optionee does not recognize income at the time a Non-Qualified Option is granted. An optionee will recognize ordinary income at the time he or she exercises a Non-Qualified Option. The income recognized will be equal to the difference between the exercise price and the fair market value of the shares on the exercise date.

The Company generally will be entitled to an offsetting deduction in the year an optionee recognizes ordinary income from the exercise of a Non-Qualified Option.

When an optionee sells common stock acquired by exercise of a Non-Qualified Option, he or she will recognize a capital gain or loss equal to the difference between the sale price of the stock and the option exercise price.

The Company will in most cases have a legal obligation to withhold for taxes due upon the exercise of a Non-Qualified Option by an employee of the Company. Where withholding obligations apply, the Company will require the optionee to pay such amounts on exercise, or the Company may at its option offset the withholding amount against salary or other payments due to the optionee.

Vote Required

Approval of the amendment to the Plan requires the affirmative vote of the holders of at least a majority of the outstanding shares of capital stock which are present or represented by proxy at the Annual Meeting.

Board Recommendation

Because each of the directors may receive options under the Plan if the shareholders approve the amendment to the Plan, the Board has a conflict of interest in connection with the Plan amendment. Nonetheless, the Board believes that adoption of the amendment to the Plan will help the Company attract and retain qualified individuals to serve as employees, consultants, officers and directors of the Company. The Board also believes the amendment will give the Board and the Compensation Committee additional flexibility to structure compensation packages to better align the financial interests of the Company's directors, officers, consultants and employees with those of the Company's shareholders. Accordingly, the Board unanimously recommends a vote FOR the approval of the amendment to the Plan.

VI.  Date for Submission of Shareholder Proposals - For 2003 Annual Meeting

Any proposal relating to a proper subject which a shareholder may intend to present for action at the 2003 Annual Meeting of Shareholders and which such shareholder may wish to have included in the Company's proxy materials for such meeting must, in accordance with the provisions of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, be received in proper form by the Company at its principal executive office not later than December 1, 2002. It is suggested that any such proposal be submitted by certified mail, return receipt requested.

VII. Other Business

Management is not aware of any matters to come before the Annual Meeting other than those stated in this Proxy Statement. However, inasmuch as matters of which management is not now aware may come before the Annual Meeting or any adjournment thereof, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act, and consent in accordance with their best judgment with respect thereto. Upon receipt of such proxies (in the form enclosed and properly signed) in time for voting, the shares represented thereby will be voted as indicated thereon and in this Proxy Statement.

         By Order of the Board of Directors,
         BRANDON L. NIXON, Chief Executive Officer, Chairman
         San Diego, California
         July 22, 2002

APPENDIX I
Dated: July 22, 2002

ADVANCED REMOTE COMMUNICATION SOLUTIONS, INC.
1996 STOCK OPTION PLAN
(as amended March 24, 1997, March 20, 1998, March 13, 2000 and May 28, 2002)

1.  Purposes of the Plan.

The Advanced Remote Communication Solutions, Inc. ("ARCOMS") 1996 Stock Option Plan (the "Plan") is intended to promote the interests of ARCOMS, a California corporation (the "Company"), by providing a method whereby (i) employees of the Company (or its parent or subsidiary corporations) responsible for the management, growth and financial success of the Company (or its parent or subsidiary corporations), and (ii) officers, directors and consultants who provide valuable services to the Company (or its parent or subsidiary corporations), as determined by the Plan Administrator, may be offered incentives and rewards which will encourage them to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company and continue to render services to the Company (or its parent or subsidiary corporations).

2.  Administration of the Plan.

(a) The Plan shall be administered by the Company's Board of Directors (the "Board") or, to the extent provided by the Board, a committee (the "Committee") appointed by the Board, which shall consist of not less than two non-employee directors (as such term is defined in Rule 16b-3, or any successor rule, under the Securities Exchange Act of 1934), who shall serve at the pleasure of the Board; provided, however, that the Plan may be administered by the Board. For purposes of the Plan, the term "Plan Administrator" shall mean the Board, or if the Board delegates responsibility for any matter to the Committee. The Board may alter the Plan administration so that the Plan administration is structured to comply with the rules governing a discretionary plan under Rule 16b-3.

(b) Subject to the provisions of the Plan, the Plan Administrator shall have full power and authority to select the Optionees (as defined in Section 3) to be granted the options under the Plan, and to determine (i) whether each granted option is to be an incentive stock option ("Incentive Stock Option") which satisfies the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") or a non-statutory Stock Option not intended to meet such requirements, (ii) the number of shares to be subject to such option; (iii) the exercise prices of such shares, (iv) the terms of exercise, (v) the expiration dates and (vi) all other terms and conditions upon which such option may be exercised. The Plan Administrator shall have the full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any outstanding option as it may deem necessary or advisable. Decisions of the Plan Administrator shall be final and binding on all parties who have an interest in the Plan or any outstanding option. No person acting under this subsection shall be held liable for any action or determination made in good faith with respect to the Plan or any option granted under the Plan.

(c) The Company shall indemnify and hold harmless each Committee member and each director of the Company, and the estate and heirs of such Committee member or director, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Committee member or director, his or her estate or heirs may suffer as a result of his or her responsibilities, obligations or duties in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items.

3.  Eligibility for Option Grants.

The persons eligible to receive option grants pursuant to the Plan ("Optionees") are as follows:

(a) Employees of the Company (or its parent or subsidiary corporations, including officers and directors who are employees) who contribute to the success and growth of the Company (or its parent or subsidiary corporations) or who may reasonably be anticipated to contribute to the future success and growth of the Company (or its parent or subsidiary corporations); and

(b) Directors, officers and consultants who provide valuable services to the Company (or its parent or subsidiary corporations).

4.  Stock Subject to the Plan.

(a) The stock issuable under the Plan shall be shares of the Company's authorized but unissued or reacquired common stock (the "common stock"). The aggregate number of shares which may be issued under the Plan shall not exceed 7,500,000 shares of common stock. The total number of shares issuable under the Plan shall be subject to adjustment from time to time in accordance with the provisions of this Section 4.

(b) Should an option be terminated for any reason without being exercised or surrendered in whole or in part, the shares subject to the portion of the option not so exercised or surrendered shall be available for subsequent option grants under the Plan.

(c) In the event that the outstanding shares of common stock issuable under the Plan as a class are increased or decreased, or changed into or exchanged for a different number or kind of shares or securities, as a result of any Corporate Transactions (as defined in Section 7), stock splits, stock dividends, or the like affecting the outstanding common stock as a class, then appropriate adjustments shall be made to the aggregate number of shares issuable under the Plan and to the number of shares and price per share of the common stock subject to each outstanding option, in order to prevent the dilution or enlargement of benefits under such outstanding options.

5.  Terms and Conditions of Options.

Options granted pursuant to the Plan shall be authorized by action of the Plan Administrator and may, at the Plan Administrator's discretion, be either Incentive Stock Options or Non-Qualified Stock Options. Individuals who are not employees of the Company or its parent or subsidiary corporations may only be granted Non-Qualified Stock Options. Each granted option shall be evidenced by one or more written instruments in a form approved by the Plan Administrator; provided, however, that each such instrument shall comply with and incorporate the terms and conditions specified in this Section 5.

(a)  Option Price.

(1) Subject to sub paragraph (a) (2), the option price per share (the "Option Price"), (a) with respect to a Non-Qualified Stock Option, shall be between eighty-five percent (85%) and one hundred percent (100%) of the fair market value of a share of common stock on the date of the option grant, as determined by the Company on a case by case basis and (b) with respect to an Incentive Stock Option, be one hundred percent (100%) of the fair market value of a share of common stock on the date of the option grant.

(2) 10% Shareholder. If any Optionee under the Plan on the date of grant of an Incentive Stock Option or Non Qualified Stock Option is the owner of stock (as determined under Section 424(d) of the Internal Revenue Code) possessing ten percent (10%) or more of the total combined voting power of all classes of stock of the Company or any one of its parent or subsidiary corporations (a "10% Shareholder"), then the option price per share acquired pursuant to exercise of the Incentive Stock Option or Non Qualified Stock Option shall not be less than one hundred and ten percent (110%) of the fair market value of a share of common stock on the date of the option grant.

(3) The option price shall become immediately due upon exercise of the option and shall, subject to the provisions of the instrument evidencing the grant, be payable in one of the alternative forms specified below:

(i) full payment  in  cash or cash equivalents; or

(ii) full payment in shares of common stock having a fair market value on the Exercise Date (as defined below) in an amount equal to the option price; or

(iii) a combination of shares of common stock valued at fair market value on the Exercise Date and cash or cash equivalents, equal in the aggregate to the option price; or

(iv) any other form of consideration as the Plan  Administrator may approve.

For purposes of this Section 5(a)(3), the Exercise Date shall be the first date on which the Company shall have received both written notice of the exercise of the option and payment of the option price for the purchased shares of common stock.

(4) For all valuation purposes under the Plan, the fair market value of a share of common stock shall be determined in accordance with the following provisions:

(i) If the common stock is not at the time listed or admitted to trading on any stock exchange but is traded in the over-the-counter market, the fair market value shall be the mean between the highest bid and lowest asked prices (or, if such information is available, the closing selling price) of one share of common stock in the over-the-counter market, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system, on the date of the option grant or Exercise Date, as the case may be. If there are no reported bid and asked prices (or closing selling price) for the common stock on the date in question, then the mean between the highest bid price and lowest asked price (or the closing selling price) on the last preceding date for which such quotations exist shall be determinative of fair market value.

(ii) If the common stock is at the time listed or admitted to trading on any stock exchange, then the fair market value shall be the closing selling price of one share of common stock on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the common stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no reported sale of common stock on such exchange on the date in question, then the fair market value shall be the closing selling price on the exchange on the last preceding date for which such quotation exists.

(iii) If the common stock at the time is neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then the fair market value shall be determined by the Plan Administrator in accordance with
Section 260.140.50 of the California Code of Regulations or any successor rule.

(b) Option Period.

The term of each Non Qualified Option shall commence on the date of grant and shall be for a term not exceeding ten (10) years. The term of each Incentive Option shall be ten (10) years. Despite the preceding sentence, if an Incentive Stock Option or Non Qualified Stock Option is granted to an Optionee who, immediately before the grant of the Incentive Stock Option or Non Qualified Stock Option owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporations, the exercise period specified in the option agreement for which the Incentive Stock Option or Non Qualified Stock Option thereunder is granted, shall not exceed five years from the date of grant. Subject to other provisions of the Plan, each option shall be exercisable during its term as to at least twenty percent (20%) of the option shares during the twelve (12) months beginning on the first anniversary of the date of grant, and twenty percent (20%) thereafter during each of the four (4) next successive twelve (12) month periods. Additionally, if an Optionee shall not in any period purchase all of the option shares which the Optionee is entitled to purchase in such period, then the Optionee may purchase all or any part of such shares subject to this Agreement at any time after the end of such period and prior to the expiration of the option. Despite the foregoing, the Board may at its discretion provide for earlier exercisability.

(c)  Effect of Termination.

(1) Subject to the other provisions of the Plan, should an Optionee cease to be an employee, officer, director or consultant of the Company or any of its subsidiaries for death or permanent disability as defined in Section 22 (e)(3) of the Internal Revenue Code, then any option or options granted under the Plan to such Optionee and outstanding on the date of termination shall remain exercisable for a period not to exceed six (6) months from the date of such termination in the case of Non Qualified Stock Options and one year in the case of Incentive Stock Options, the specific amount of time to be determined at the time of granting the option; provided, however, that under no circumstances shall such options be exercisable after the expiration date of the option term specified in the instrument evidencing the option grant. If the optionee's relationship with the Company terminates for reasons other than death or disability, the Board may fix a such shorter period of exercisability following the termination date, as determined by the Company at the time of original grant, but in no event less than thirty (30) days in the case of a Non Qualified Stock Option or three (3) months in the case of an Incentive Stock Option. Each such option shall, during such period, be exercisable to the extent of the number of shares (if any) for which the option is exercisable on the termination date (the "Vested Shares"), and to the extent that on the termination date the number of shares (if any) for which the option is not exercisable will become exercisable within the following year, the Optionee may exercise the option for a percentage of such shares based on the following fraction: the numerator shall be the number of days from the last anniversary date of the grant of the option to the termination date and the denominator shall be the number of days from the last anniversary date of the grant of the option to the next anniversary date of the grant of the option. Upon the expiration of such applicable period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable.

(2) Notwithstanding subsection (c)(1) above, the Plan Administrator shall have complete discretion, exercisable either at the time the option is granted or at the termination date to provide that options held by such Optionee may be exercised not only with respect to Vested Shares as of the termination date, but also with respect to one or more subsequent installments of shares for which the option would otherwise have become exercisable.

(3) For purposes of the Plan, the Optionee shall be deemed to be a consultant of the Company for so long as the Optionee renders periodic services to the Company or one or more of its parent or subsidiary corporations.

(d) No Employment or Service Contract. Nothing in the Plan shall confer upon the Optionee any right to continue in the service of the Company (or any parent or subsidiary corporation of the Company employing or retaining the Optionee) for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any parent or subsidiary corporation of the Company employing or retaining Optionee) or the Optionee, to terminate the service provider status of Optionee at any time for any reason or no reason whatsoever, with or without cause.

(e) Shareholder Rights. An Optionee shall have none of the rights of a shareholder with respect to any shares covered by the option until such individual shall have duly exercised the option and paid the option price.

6.  Exercise of Options.

(a) Each Option may be exercised in whole or in part (but not as to fractional shares) by delivering it for surrender or endorsement to the Company, attention of the Corporate Secretary, at the Company's principal office, together with payment of the Exercise Price and an executed Notice and Agreement of Exercise in the form prescribed by the Company.

(b) Exercise of each Option is conditioned upon the agreement of the Optionee to the terms and conditions of this Plan and of such Option as evidenced by the Optionee's execution and delivery of a Notice and Agreement of Exercise in a form to be determined by the Committee in its discretion. Such Notice and Agreement of Exercise shall set forth the agreement of the Optionee that: (a) no Option Shares will be sold or otherwise distributed in violation of the Securities Act of 1933 (the "Securities Act") or any other applicable federal or state securities laws, (b) each Option Share certificate may be imprinted with legends reflecting any applicable federal and state securities law restrictions and conditions, (c) the Company may comply with said securities law restrictions and issue "stop transfer" instructions to its Transfer Agent and Registrar without liability, (d) each Optionee will timely file all reports required under federal securities laws, and (e) each Optionee will report all sales of Option Shares to the Company in writing on a form prescribed by the Company.

(c) No Option shall be exercisable unless and until any applicable registration or qualification requirements of federal and state securities laws, and all other legal requirements, have been fully complied with. The Company will use reasonable efforts to maintain the effectiveness of a Registration Statement under the Securities Act for the issuance of Options and shares acquired thereunder, but there may be times when no such Registration Statement will be currently effective. The exercise of Options may be temporarily suspended without liability to the Company during times when no such Registration Statement is currently effective, or during times when, in the reasonable opinion of the Committee, such suspension is necessary to preclude violation of any requirements of applicable law or regulatory bodies having jurisdiction over the Company. If any Option would expire for any reason except the end of its term during such a suspension, then if exercise of such Option is duly tendered before its expiration, such Option shall be exercisable and exercised (unless the attempted exercise is withdrawn) as of the first day after the end of such suspension. The Company shall have no obligation to file any Registration Statement covering resales of Option Shares.

(d) Withholding Taxes. The Company shall have the right at the time of exercise of any Stock Option to make adequate provision for any federal, state, local, or foreign taxes which it believes are or may be required by law to be withheld with respect to such exercise.

(e) Dollar Limitation. The aggregate fair market value (determined as of the respective date or dates of grant) of the common stock for which one or more options granted to any Employee under the Plan (or any other option plan of the Company or its parent or subsidiary corporations) may for the first time become exercisable as Incentive Stock Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). In the event that
Section 422 of the Internal Revenue Code is amended to alter the limitation set forth therein so that following such amendment such limitation shall differ from the $100,000 limitation set forth above, the dollar limitation of this Section 6(e) shall be automatically adjusted accordingly. To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability thereof as Incentive Stock Options shall be applied on the basis of the order in which such options are granted, and any Incentive Stock Options subject to the limitations of this Section 6(e) shall be treated as Non-Qualified Stock Options subject to the applicable terms and conditions of the Plan.

7.  Corporate Transactions.

(a) In the event of any of the following transactions (a "Corporate
Transaction"):

(i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation,

(ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company, or

(iii) any reverse merger in which the Company is the surviving entity but in which fifty percent (50%) or more of the Company's outstanding voting stock is transferred to holders different from those who held the stock immediately prior to such merger, then each outstanding option which is not to be assumed by the successor corporation or parent thereof (or to be replaced with a comparable option to purchase shares of the capital stock of such successor corporation or parent thereof) automatically shall be accelerated so that each such option, immediately prior to the specified effective date for such Corporate Transaction, shall become fully exercisable with respect to the total number of shares of common stock purchasable under such option. Any such accelerated options not exercised as of the consummation of the Corporate Transaction shall terminate and cease to be exercisable, unless assumed by the successor corporation or parent thereof (or replaced with a comparable option to purchase shares of the capital stock of such successor corporation or parent thereof).

(b) In connection with any Corporate Transaction, the exercisability of any accelerated options under the Plan as an Incentive Stock Option shall remain subject to the applicable dollar limitation of Section 6(e).

(c) The Plan Administrator shall have the right and power at any time to waive in whole or in part, absolutely or conditionally, any right of the Company contained in any instrument or option agreement evidencing any options granted under the Plan.

(d) The grant of options under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

8.  Amendment of the Plan.

(a) The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever; provided, however, that no such amendment or modification shall, without the consent of the holders, adversely affect rights and obligations with respect to options at the time outstanding under the Plan; and provided further, that the Board shall not amend the plan without the approval of the shareholders of the Company where required by law.

(b) The provisions of this Plan pertaining to Incentive Stock Options are intended to comply with all requirements of the Internal Revenue Code pertaining to qualification of such incentive stock options as Incentive Stock Options under the Internal Revenue Code and all provisions of the Plan with respect thereto shall be construed in a manner consistent therewith.

9.  Effective Date and Term of Plan.

(a) The Plan shall become effective when adopted by the Board, but no option granted under the Plan shall become exercisable unless and until the Plan shall have been approved by the shareholders of the Company. If such shareholder approval is not obtained within twelve (12) months after the date of the Board's adoption of the Plan, then all options previously granted under the Plan shall terminate and no further options shall be granted. Subject to such limitation, the Plan Administrator may grant options under the Plan at any time after the Plan effective date and before the date fixed herein for termination of the Plan.

(b) Unless sooner terminated in accordance with the provisions hereof, the Plan shall terminate upon the earlier of (i) the expiration of the eight (8) year period measured from the date of the Board's adoption of the Plan or (ii) the date on which all shares available for issuance under the Plan shall have been issued or canceled pursuant to the exercise or surrender of options granted under the Plan.

10.  Regulatory Approvals.

The implementation of the Plan, the granting of any option under the Plan, and the issuance of common stock upon the exercise or surrender of any such option, shall be subject to the procurement by the Company of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under the Plan and the common stock issued pursuant to the Plan.

11.  Requests for Information.

For additional information about the Plan or the Plan Administrator, please direct all such requests to the Chief Financial Officer of Advanced Remote Communication Solutions, Inc., 10675 Sorrento Valley Road, Suite 200, San Diego, CA 92121, telephone number (858) 450-7600.

12.  Financial Reports.

The Company shall deliver financial and other information regarding the Company, on an annual or other periodic basis, to each individual holding an outstanding option under the Plan, to the extent the Company is required to provide such information pursuant to Section 260.140.46 (or any successor thereto) of the Rules of the California Corporations Commissioner.

13.  Successors in Interest.

The Company shall not assign or delegate to any other person this Plan or any rights or obligations under this Plan. Subject to any restriction on transferability contained in this Plan, this Plan shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Plan. Nothing in this Paragraph shall create any rights enforceable by any person not a party to this Plan, except for the rights of the successors-in-interest and assigns of each party to this Plan, unless such rights are expressly granted in this Plan to other specifically identified persons.

14.  Governing Law.

This Plan shall be construed in accordance with, and governed by, the laws of the State of California.

15.  Attorney's Fees.

In the event any litigation, arbitration, mediation, or other proceeding ("Proceeding") is initiated by any party(ies) against any other party(ies) to enforce, interpret or otherwise obtain judicial or quasi-judicial relief in connection with this Plan the prevailing party(ies) in such Proceeding shall be entitled to recover from the unsuccessful party(ies) all costs, expenses, and actual attorney's and expert witness fees relating to or arising out of (a) such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney's and expert witness fees.

16.  Prior Understandings.

This Plan contains the entire agreement between the parties with respect to the subject matter of the Plan, is intended as a final expression with respect to such terms as are included in the Plan, and supersedes all negotiations, stipulations, understandings, agreements, representations and warranties, if any, with respect to such subject matter, which precede or accompany the execution of the Plan.

17.  Arbitration.

All disputes pertaining to this Plan shall be resolved by the American Arbitration Association pursuant to its rules in San Diego, California.

18.  Option Non-Transferable; Exceptions

This option shall be neither transferable nor assignable by Optionee other than by will or by the laws of descent and distribution and may be exercised, during Optionee's lifetime, only by Optionee.